SECOND AMENDMENT TO
ETF DISTRIBUTION AGREEMENT

This second amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of September 30, 2021, by and between ASYMmetric ETFs Trust (“Trust”) and Foreside Fund Services, LLC (“Foreside”) is entered into as of January 25, 2023 (the “Effective Date”).

WHEREAS, Trust and Foreside (“Parties”) desire to amend Exhibit A of the Agreement to reflect an updated Funds list; and

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto which reflects the addition of two Funds: “ASYMmetric Smart Income ETF” and “ASYMmetric Smart Alpha S&P 500 ETF”.

3.Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

ASYMMETRIC ETF TRUST By: /s/ Darren R. Schuringa Darren R. Schuringa, President & CEO	FORESIDE FUND SERVICES, LLC By: /s/Teresa Cowan Teresa Cowan, President

EXHIBIT A

ASYMshares™ ASYMmetric S&P 500® ETF
ASYMmetric Smart Income ETF
ASYMmetric Smart Alpha S&P 500 ETF